Exhibit 10.1

PROMISSORY NOTE

Boca Raton, FL
August 15, 2019	$270,937.50

FOR VALUE RECEIVED, the undersigned, Bright Mountain Media, Inc., a Florida corporation (the “Maker”), having a business address at 6400 Congress Avenue, Suite 2050, Boca Raton, FL 33487 hereby promises to pay to the order of Joey Winshman, an individual (the “Payee” or the “Holder”) having a business address at 74 Hamelachim St. Ramat Hasharon, Israel 47100, in lawful money of the United States of America the principal amount of Two Hundred and Seventy Thousand, Nine Hundred and Thirty Seven dollars and Fifty cents ($270,937.50). This Promissory Note (the “Note”) is one of a series of notes issued pursuant to the terms and conditions of that certain Share Exchange Agreement and Plan of Merger dated July 15, 2019 by and among the Maker, Merger Sub, Slutzky & Winshman, Ltd. (“S&W”), and the shareholders of S&W (the “Agreement”). All terms not otherwise defined herein shall have the same meaning as in the Agreement.

1. Interest. Subject to the provisions of Section 6 hereof, this Note shall be interest free.

2. Principal; Payment. Subject to the provisions of Section 4 hereof, the principal amount of this Note shall be payable by Maker in lawful tender of the United States as follows:

a. $135,469.00 shall be paid on or before August 15, 2020 (the “Milestone Date”); and

b. the remaining $135,468.50 shall be paid on or before August 15, 2021.

All payments of principal shall be made in U.S. Dollars to the Payee at the address set forth in the Agreement.

3. Prepayment. From and after the date hereof, Maker shall have the option to prepay, in whole or in part, the principal balance of this Note. There is no prepayment penalty.

4. Forgiveness of Note. In the event: (a) the Payee cease to provide continuous services to S&W, or any affiliate thereof employing or retaining the Payee, in the capacity of an employee, consultant or other service provider following termination of the Employment Agreement of even date herewith by and between S&W and the Payee, as amended or restated from time to time (the “Engagement Agreement”) (i) for Cause, as such term is defined in Section 7.4 thereof, or (ii) voluntary termination by the Payee pursuant to Section 7 thereof, other than termination for Good Reason, as such term is defined below, and other than for death or Entitling Event (as such term is defined in Section 7.3 thereof), and (b) S&W fails to achieve the following milestones on or before the Milestone Date: (i) develop a minimum of 10 Smart TV applications, and (ii) API integration with a minimum of two platforms, then all outstanding principal amounts due by Maker under this Note shall be cancelled and forgiven without any further action by either party.

For purposes of this Note, the term “Good Reason” shall mean (i) a reduction of 10% or more in the compensation or benefits of the Payee, not otherwise agreed to in writing by Payee; (ii) a reduction or diminution of the Payee’s title or position or reduction of Payee duties or responsibilities, or the removal of the Payee from such duties, title, position and responsibilities; (iii) a relocation of the Payee’s principle place of employment, without the Payee’s consent, by more than 50 kilometers; (iv) a material breach by S&W of the Engagement Agreement, which is not cured (if curable) within 10 days after receipt of written notice thereof from the Payee; (v) a delay in any payment due by S&W under the Engagement Agreement, which is not cured (if curable) within ten (10) days after receipt of written notice thereof from the Payee; or (vi) other circumstances which under Israeli law would entitle the Payee to resign and deem such resignation as termination by S&W for the purpose of severance pay.

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5. Default. The occurrence of any of the following shall constitute an event of default (“Event of Default”):

a.	Failure to Pay. Maker fails to pay, when due, any of the obligations provided for in this Note at their due date or under any other note or obligations of Maker to the Payee;

b.	Denominated Events. The occurrence of any event expressly denominated as an Event of Default in this Note;

c.	Failure to Perform. Maker fails to perform or observe any material covenant, term or condition of this Note, the Agreement or any other note or obligation issued or owing in respect to Payee and to be performed or observed by Maker, and such failure continues unremedied for a period of ten (10) days after written or facsimile notice from Payee to Maker of such failure; or the Note and/or Agreement shall cease to be, or shall be asserted by Maker not to be a, legal, valid and binding obligation of Maker, enforceable in accordance with its terms;

d.	Breach of Representation. Any representation, warranty or certificate made or furnished by or on behalf of Maker in writing pursuant to this Note or the Agreement, including, but not limited to, the representations or warranties made by Maker in Section 5 of the Agreement, shall be false, incorrect, incomplete or misleading in any material respect when made or furnished and such breach continues unremedied for a period of ten (10) days after written or facsimile notice from Payee to Maker of such breach;

e.	Petition By or Against Maker. (a) There is filed by or against Maker any petition or complaint with respect to its own financial condition under any state or federal bankruptcy law or any amendment thereto (including, without limitation, a petition or reorganization, arrangement or extension of debts) or under any other similar or insolvency laws providing for the relief of debtors; (b) Maker is unable, or admits in writing its inability, to pay its debts generally as they mature; (c) Maker makes a general assignment for the benefit of its creditors; or (g) takes any action for the purpose of effecting any of the foregoing; or

f.	Appointment of Receiver. A receiver, trustee, conservator or liquidator is appointed for Maker, or for all or a substantial part of its assets, or Maker shall be adjudicated bankrupt or in need of any relief provided to debtors by any court.

6. Remedies.

a.	Acceleration. Upon the occurrence of an Event of Default and for so long as such default is continuing:

i.	The total amount of (a) this Note and all other sums owing to Payee which are (i) then due and unpaid or (ii) thereafter to become due and payable; and (b) interest on the foregoing sums, at the rate of one and one-half percent (1 ½%) per month, but not greater than the highest rate permitted by law, from said occurrence until paid in full (collectively, the “Default Amount”) shall, when such Default Amounts is declared due and payable by Payee, become immediately due and payable without presentment, protest, demand, or any other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the Agreement to the contrary notwithstanding; and

ii.	Payee may exercise any of the other remedies provided under applicable laws.

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7.	Cumulative Remedies; Waivers. No remedy referred to herein is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to above or otherwise available to Payee at law or in equity. No express or implied waiver by Payee of any default or Event of Default hereunder shall in any way be, or be construed to be, a waiver of any future or subsequent default or Event of Default. The failure or delay of Payee in exercising any rights granted it hereunder or under any occurrence of any of the contingencies set forth herein shall not constitute a waiver of any such right upon the continuation or recurrence of any such contingencies or similar contingencies, and any single or partial exercise of any particular right by Payee shall not exhaust the same or constitute a waiver of any other right provided herein.

8.	Costs and Expenses. Maker shall be liable for all costs, charges and expenses incurred by Payee by reason of the occurrence of any Event of Default, an action is institute to collect this Note, or the exercise of Payee’s remedies with respect thereto, including, without limitation, reasonable attorneys’ fees and costs, incurred in connection with respect thereto, and Maker hereby waives notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor and all other notices or demands relative to this instrument.

9.	Other Remedies. The remedies granted to Payee herein upon an Event of Default are not restrictive of any and all other rights and remedies of Payee provided for by this Note, the Agreement, or any of the relevant documents and applicable law, either by suit in equity or by action at law, or both.

10.	Offset. The parties acknowledge that this Note is subject to further offset and adjustment as provided under the Agreement.

11.	Miscellaneous.

a.	Waivers. No waiver of any term or condition of this Note shall be construed to be a waiver of any succeeding breach of the same term or condition. No failure or delay of Payee to exercise any power hereunder, or it insists upon strict compliance by Maker of any obligations hereunder, and no custom or other practice at variance with the terms hereof shall constitute a waiver of the right of Payee to demand exact compliance with such terms.

b.	Invalid Terms. In the event any provision contained in this Note shall, for any reason, be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Note, and this Note shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

c.	Successors. This Note shall be binding upon Maker, its legal representatives, successors and assigns, and inure to the benefit of Payee, its legal representatives, successors and assigns.

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d.	Controlling Law. This Note shall be read, construed and governed in all respects in accordance with the laws of the State of Florida. The Payee expressly and irrevocably: (1) agree that any legal suit, action or proceeding arising out of or relating to this Note will be instituted exclusively in United States District Court for the Southern District of Florida, West Palm Beach, Florida; (2) waive any objection they may have now or hereafter to the venue of any such suit, action or proceeding; and (3) consent to the in personam jurisdiction of United States District Court for the Southern District of Florida, West Palm Beach, Florida in any such suit, action or proceeding. The Payee further agrees to accept and acknowledge service of any and all process which may be served in any such suit, action or proceeding in the United States District Court for the Southern District of Florida, West Palm Beach, Florida and agrees that service of process upon it mailed by certified mail to its address will be deemed in every respect effective service of process upon it, in any such suit, action or proceeding.

e.	Amendments. This Note and the Agreement embody the entire agreement and understanding of the parties hereto with respect to the subject matter hereof, and the terms set forth in this Note and the Agreement supersede all prior agreements, arrangements, understandings and undertakings, written or oral, relating to the subject matter hereof, if any. This Note may be amended only by an instrument in writing and executed by Maker and Payee.

f.	This Note may be executed in any number of counterparts, each of which will be deemed to be original and all of which together will constitute a single agreement.

g.	Upon receipt by Maker of evidence satisfactory to it of the loss, theft, destruction or mutilation of this Note or any Note exchanged for it, and indemnity satisfactory to Maker (in case of loss, theft or destruction) or surrender and cancellation of such Note (in the case of mutilation), Maker will make and deliver in lieu of such Note a new Note of like tenor.

12.	Notices. All notices, request, demands and other communications required or permitted to be given hereunder shall be sufficiently given if addressed to the addresses as set forth in the Agreement, posted in the U.S. Mail by certified or registered mail, return receipt requested or by overnight mail, including appropriate receipts. Any party may change said address by giving the other party hereto notice of such change of address. Notice given as hereinabove prescribed shall be deemed given on the date of its deposit in the U.S. Mail or with the overnight delivery service.

13.	Headings. All section and subsection headings herein, wherever they appear, are for convenience only and shall not affect the construction of any terms herein.

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IN WITNESS WHEREOF, the undersigned has caused this Note to be executed by its duly authorized officer and its seal affixed hereto, as of the day and year first above written.

Bright Mountain Media, Inc.

	By:	/s/ W. Kip Speyer
W. Kip Speyer, Chief Executive Officer

Acknowledged and agreed to:

/s/ Joey Winshman
Payee

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